Exhibit 10.11

HERITAGE COMMERCE CORP
NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of January 1, 2004

HERITAGE COMMERCE CORP

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of January 1, 2004

TABLE OF CONTENTS

ARTICLE 1: DEFINITIONS *

1.1 ACCOUNT *

1.2 BENEFICIARY *

1.3 CHANGE OF CONTROL *

1.3 CODE *

1.4 COMPENSATION *

1.5 COMPENSATION DEFERRALS *

1.6 DESIGNATION DATE *

1.7 DISABILITY *

1.8 EFFECTIVE DATE *

1.9 ELIGIBLE EMPLOYEE *

1.10 EMPLOYER *

1.11 EMPLOYER DISCRETIONARY CONTRIBUTIONS *

1.12 EMPLOYER MATCHING CONTRIBUTIONS *

1.13 ENTRY DATE *

1.14 PARTICIPANT *

1.15 PARTICIPANT ENROLLMENT AND ELECTION FORM *

1.16 PLAN *

1.17 PLAN YEAR *

1.18 RETIREMENT AGE *

1.19 TRUST *

1.20 TRUSTEE *

1.21 VALUATION DATE *

1.22 YEAR OF SERVICE *

ARTICLE 2: ELIGIBILITY AND PARTICIPATION *

2.1 REQUIREMENTS *

2.2 RE- EMPLOYMENT *

2.3 CHANGE OF EMPLOYMENT CATEGORY *

ARTICLE 3: CONTRIBUTIONS AND CREDITS *

3.1 PARTICIPANT CONTRIBUTIONS AND CREDITS *

3.2 EMPLOYER MATCHING CONTRIBUTIONS AND CREDITS *

3.3 EMPLOYER DISCRETIONARY CONTRIBUTIONS AND CREDITS *

ARTICLE 4: ALLOCATION OF FUNDS *

4.1 ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS *

4.2 ACCOUNTING FOR DISTRIBUTIONS *

4.3 SEPARATE ACCOUNTS *

4.4 INTERIM VALUATIONS *

4.5 DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS *

4.6 EXPENSES AND TAXES *

ARTICLE 5: ENTITLEMENT TO BENEFITS *

5.1 FIXED PAYMENT DATES; TERMINATION OF EMPLOYMENT *

5.2 HARDSHIP DISTRIBUTIONS. *

5.3 RE- EMPLOYMENT OF RECIPIENT *

5.4 SPECIAL RULE RE DEDUCTIBILITY *

ARTICLE 6: DISTRIBUTION OF BENEFITS *

6.1 AMOUNT *

6.2 TIMING AND MANNER OF PAYMENT *

6.3 DEATH OR DISABILITY BENEFITS *

ARTICLE 7: BENEFICIARIES; PARTICIPANT DATA *

7.1 DESIGNATION OF BENEFICIARIES *

7.2 INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES *

ARTICLE 8: ADMINISTRATION *

8.1 ADMINISTRATIVE AUTHORITY *

8.2 UNIFORMITY OF DISCRETIONARY ACTS *

8.3 LITIGATION *

8.4 CLAIMS PROCEDURE *

ARTICLE 9: AMENDMENT *

9.1 RIGHT TO AMEND *

9.2 AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN *

9.3 CHANGES IN LAW AFFECTING TAXABILITY *

ARTICLE 10: TERMINATION *

10.1 EMPLOYER'S RIGHT TO TERMINATE OR SUSPEND PLAN *

10.2 AUTOMATIC TERMINATION OF PLAN *

10.3 SUSPENSION OF DEFERRALS *

10.4 ALLOCATION AND DISTRIBUTION *

10.5 SUCCESSOR TO EMPLOYER *

ARTICLE 11: THE TRUST *

11.1 ESTABLISHMENT OF TRUST. *

ARTICLE 12: MISCELLANEOUS *

12.1 LIMITATIONS ON LIABILITY OF EMPLOYER *

12.2 CONSTRUCTION *

12.3 SPENDTHRIFT PROVISION *

HERITAGE COMMERCE CORP

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of January 1, 2004

RECITALS

This Heritage Commerce Corp Nonqualified Deferred Compensation Plan ( the "Plan") is adopted by Heritage Commerce Corp and its wholly owned subsidiary, Heritage Bank of Commerce, for certain of its executive employees. The purpose of the Plan is to offer those employees an opportunity to elect to defer the receipt of compensation in order to provide termination of employment and related benefits taxable pursuant to section 451 of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is intended to be a "top-hat" plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees) under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").

Accordingly, the following Plan is adopted.

ARTICLE 1

DEFINITIONS

1.1 ACCOUNT means the balance credited to a Participant's or Beneficiary's Compensation Deferral Account. Employer Matching Contribution Account and/or Employer Discretionary Contribution Account, including contribution credits and deemed income, gains and losses credited thereto or debited therefrom. A Participant's or Beneficiary's Account shall be determined as of the Valuation Date.

1.2 BENEFICIARY means any person or persons so designated in accordance with the provisions of Article 7.

1.3 CHANGE OF CONTROL shall mean the occurrence of any of the following events with respect to Heritage Bank of Commerce or Heritage Commerce Corp: (i) a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over Heritage Bank of Commerce or Heritage Commerce Corp or any stock exchange on which Heritage Commerce Corp's shares are listed which requires the reporting of a change in control; (ii) any merger consolidation or reorganization of Heritage Bank of Commerce or Heritage Commerce Corp in which Heritage Bank of Commerce or Heritage Commerce Corp does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of Heritage Bank of Commerce or Heritage Commerce Corp having an aggregate fair market value of fifty percent (50%) of the total value of the assets of Heritage Bank of Commerce or Heritage Commerce Corp, reflected in the most recent balance sheet of Heritage Bank of Commerce or Heritage Commerce Corp; (iv) a transaction whereby a "person" or "persons" (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity is or becomes the beneficial owner, directly or indirectly, of securities of Heritage Bank of Commerce or Heritage Commerce Corp representing twenty-five percent (25%) or more of the combined voting power of Heritage Bank of Commerce's or Heritage Commerce Corp's then outstanding securities; (v) a situation where, in any one-year period, individuals who are at the beginning of such period constitute the Board of Directors of Heritage Bank of Commerce or Heritage Commerce Corp cease for any reason to constitute at least a majority of thereof, unless the election, or the nomination for election by Heritage Bank of Commerce's or Heritage Commerce Corp's shareholder(s), of each new director is approved by a vote of at least three-quarters (3/4) of the directors then still in office who were directors at the beginning of the period; or (vi) the shareholder(s) of Heritage Bank of Commerce or Heritage Commerce Corp approve the sale or transfer of substantially all of Heritage Bank of Commerce's or Heritage Commerce Corp's assets to parties that are not within a "controlled group of corporations" (as the term is defined in section 1563 of the Code) in which Heritage Bank of Commerce or Heritage Commerce Corp is a member.

1.3 CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.4 COMPENSATION means the total current cash remuneration, including regular salary and bonus awards, paid by the Employer to an Eligible Employee with respect to his or her service for the Employer (as determined by the Employer, in its discretion). In addition, Compensation shall include any commissions earned by the Eligible Employee with respect to his or her services for the Employer (as determined by the Employer, in its discretion).

1.5 COMPENSATION DEFERRALS is defined in Section 3.1(a).

1.6 DESIGNATION DATE means the date or dates as of which a designation of deemed investment directions by an individual pursuant to Section 4.5, or any change in a prior designation of deemed investment directions by an individual pursuant to Section 4.5, shall become effective. The Designation Dates in any Plan Year shall be determined by the Employer.

1.7 DISABILITY will be determined to exist if the Participant is eligible for disability benefits under the Employer's long-term disability plan. If the Participant is not covered by the Employer's long-term disability plan, Disability will be determined to exist if the Participant is eligible for disability benefits under the Social Security Act.

1.8 EFFECTIVE DATE means the effective date of the Plan, which shall be January 1, 2004.

1.9 ELIGIBLE EMPLOYEE means, for any Plan Year (or applicable portion thereof), a person employed by the Employer, who is determined by the Employer to be a member of a select group of management or highly compensated employees of the Employer and who is designated by the Employer's Board of Directors to be an Eligible Employee under the Plan. By each November 1 (or before the Effective Date for the Plan's first Plan Year), the Employer shall notify those individuals, if any, who will be Eligible Employees for the next Plan Year. If the Employer determines that an individual first becomes an Eligible Employee during a Plan Year, the Employer shall notify such individual of its determination and of the date during the Plan Year on which the individual shall first become an Eligible Employee.

1.10 EMPLOYER means Heritage Commerce Corp and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of Heritage Commerce Corp, or its successors or assigns, assumes the Employer's obligations hereunder, or any other corporation or business organization which agrees, with the consent of Heritage Commerce Corp, to become a party to the Plan.

1.11 EMPLOYER DISCRETIONARY CONTRIBUTIONS is defined in Section 3.3(a).

1.12 EMPLOYER MATCHING CONTRIBUTIONS is defined in Section 3.2(a).

1.13 ENTRY DATE with respect to an individual means the first day of the pay period following the date on which the individual first becomes an Eligible Employee. Notwithstanding the foregoing, for any individual first designated as an Eligible Employee on or before the Effective Date, his or her Entry Date shall be the Effective Date.

1.14 PARTICIPANT means any person so designated in accordance with the provisions of Article 2, including, where appropriate according to the context of the Plan, any former employee who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

1.15 PARTICIPANT ENROLLMENT AND ELECTION FORM means the form or forms on which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon.

1.16 PLAN means this Heritage Commerce Corp Nonqualified Deferred Compensation Plan, as amended from time to time.

1.17 PLAN YEAR means the twelve (12) (or, in the case of the Plan's first Plan Year, one (1)) month period ending on the December 31 of each year during which the Plan is in effect.

1.18 RETIREMENT AGE means the age at which a Participant's age plus his or her Years of Service equals or exceeds sixty (60).

1.19 TRUST means the trust, if any, established pursuant to the agreement by and between the Employer and a qualified trustee pursuant to Article 11.

1.20 TRUSTEE means the trustee of the Trust described in Article 11.

1.21 VALUATION DATE means the last day of each Plan Year and any other date that the Employer, in its sole discretion, designates as a Valuation Date.

1.22 YEAR OF SERVICE means the 12 consecutive month period measured by an Eligible Employee's date of hire and anniversaries thereof during which the Eligible Employee is employed by the Employer.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1 REQUIREMENTS. Every Eligible Employee on the Effective Date shall be eligible to become a Participant on the Effective Date. Every other Eligible Employee shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.

Participation in the Plan is voluntary. In order to participate in the Plan, an otherwise Eligible Employee must make written application in such manner as may be required by Section 3.1 and by the Employer and must agree to make Compensation Deferrals as provided in Article 3. In the case of newly Eligible Employees, the applicable written application must be submitted to the Employer within thirty (30) days of the Eligible Employee's receipt of notification of his or her eligibility.

2.2 RE-EMPLOYMENT. If a Participant whose employment with the Employer is terminated is subsequently re-employed, he or she shall become a Participant in accordance with the provisions of Section 2.1.

2.3 CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of the Employer, but ceases to be an Eligible Employee, he or she shall not be eligible to make Compensation Deferrals or receive Employer Matching Contributions and Employer Discretionary Contributions hereunder.

ARTICLE 3

CONTRIBUTIONS AND CREDITS

3.1 PARTICIPANT CONTRIBUTIONS AND CREDITS.

(a) Compensation Deferrals. In accordance with rules established by the Employer, a Participant may elect to defer Compensation that is due to be earned and which would otherwise be paid to the Participant. Participants may elect to defer up to 50% of salary and 100% of any bonuses and/or commission. Amounts so deferred shall be considered a Participant's "Compensation Deferrals" and shall be deducted by the Employer from the Compensation of a deferring Participant and shall be credited to the Account of the deferring Participant. Ordinarily, a Participant shall make such an election with respect to the coming twelve (12) month Plan Year during the period beginning on the November 1 and ending on the November 30 of the prior calendar year, or during such other period as may be established by the Employer.

Compensation Deferrals shall be made through regular payroll salary deductions or through an election by the Participant to defer the payment of a commission or bonus not yet payable to him or her at the time of the election. Compensation deferrals will be limited to the extent necessary to satisfy applicable tax withholding or benefit plan contribution requirements. The Participant may change his or her Compensation Deferral election amount as of, and by written notice delivered to the Plan Committee 30 days prior to the beginning of any calendar year quarter, with such change being first effective for Compensation to be earned in the next calendar year quarter. Once made, a Compensation Deferral election shall continue in force only for the Plan Year for which the election is first effective.

(b) Compensation Deferral Account. There shall be established and maintained by the Employer a separate Compensation Deferral Account in the name of each Participant to which shall be credited or debited: (a) amounts equal to the Participant's Compensation Deferrals; (and (b) amounts equal to any deemed income, gains or losses (to the extent realized, based upon deemed fair market value of the Compensation Deferral Account's deemed assets, as determined by the Employer, in its discretion) attributable or allocable thereto.

A Participant shall at all times be 100% vested in amounts credited to his or her Compensation Deferral Account.

3.2 EMPLOYER MATCHING CONTRIBUTIONS AND CREDITS

      Employer Matching Contributions. Apart from Compensation Deferral Contributions, the Employer shall retain the right to make matching contributions for any Participant under this Plan at the times and in the amount(s) designated by the Employer, in its sole discretion. Amounts so credited will be considered a Participant's "Employer Matching Contributions."

      Employer Discretionary Contribution Account. There shall be established and maintained by the Employer a separate Employer Matching Contribution Account in the name of each Participant to which shall be credited or debited: (a) amounts equal to the Participant's Employer Matching Contributions; and (b) amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Employer Matching Contribution Account's deemed assets, as determined by the Employer, in its discretion) attributable or allocable thereto.

      Adjustments to Employer Matching Contributions. Once credited to a Participant's Account under this Plan, the amounts described in Section 3.2(a) shall accrue the deemed income, gains or losses described in Article 4 below, and shall be paid in accordance with Article 5 and Article 6 below.

      Vesting. Amounts credited to the Employer Matching Contribution Account shall be subject to a five (5) year vesting period, described in Section 3.2(e), based on Years of Service. Notwithstanding the preceding, if the Participant reaches Retirement Age or experiences Death or Disability, he or she shall become fully (100%) vested. Any Participant that terminates employment or service with the Employer prior to full vesting shall irrevocably forfeit the portion not vested. Such forfeitures shall be retained by the Employer.

      The vesting schedule for amounts credited to the Employer Matching Contribution Account is as follows:

Years of Service	Vested Percentage
Less than 1	0%
I, but less than 2	20%
2, but less than 3	40%
3, but less than 4	60%
4, but less than 5	80%
5 or more	100%

      Forfeitures for Misconduct If a Participant separates from service with the Employer as a result of the Participant's gross misconduct, within the meaning of Part 6 of Title I of ERISA, regarding group health continuation coverage, or if the Participant engages in unlawful business competition with the Employer, the Participant shall forfeit all amounts allocated to his or her Employer Matching Contribution Account(s) under Section 3.2(a), 3.2 (b), and 3.2(c) above. Such forfeitures shall be retained by the Employer.

3.3 EMPLOYER DISCRETIONARY CONTRIBUTIONS AND CREDITS

      Employer Discretionary Contributions. Apart from Compensation Deferral Contributions, the Employer shall retain the right to make discretionary contributions for any Participant under this Plan at the times and in the amount(s) designated by the Employer, in its sole discretion. Amounts so credited will be considered a Participant's "Employer Discretionary Contributions."

      Employer Discretionary Contribution Account. There shall be established and maintained by the Employer a separate Employer Discretionary Contribution Account in the name of each Participant to which shall be credited or debited: (a) amounts equal to the Participant's Employer Discretionary Contributions; and (b) amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Employer Discretionary Contribution Account's deemed assets, as determined by the Employer, in its discretion) attributable or allocable thereto.

      Adjustments to Employer Discretionary Contributions. Once credited to a Participant's Account under this Plan, the amounts described in Section 3.3(a) shall accrue the deemed income, gains or losses described in Article 4 below, and shall be paid in accordance with Article 5 and Article 6 below.

      Vesting. Amounts credited to the Employer Discretionary Contribution Account shall be subject to a five (5) year vesting period, described in Section 3.3(e), based on Years of Service. Notwithstanding the preceding, if the Participant reaches Retirement Age or experiences Death or Disability, he or she shall become fully (100%) vested. Any Participant that terminates employment or service with the Employer prior to full vesting shall irrevocably forfeit the portion not vested. Such forfeitures shall be retained by the Employer.

      The vesting schedule for amounts credited to the Employer Discretionary Contribution Account is as follows:

Years of Service	Vested Percentage
Less than 1	0%
I, but less than 2	20%
2, but less than 3	40%
3, but less than 4	60%
4, but less than 5	80%
5 or more	100%

      Forfeitures for Misconduct If a Participant separates from service with the Employer as a result of the Participant's gross misconduct, within the meaning of Part 6 of Title I of ERISA, regarding group health continuation coverage, or if the Participant engages in unlawful business competition with the Employer, the Participant shall forfeit all amounts allocated to his or her Employer Discretionary Contribution Account(s) under Section 3.3(a), 3.3 (b), and 3.3(c) above. Such forfeitures shall be retained by the Employer.

ARTICLE 4

ALLOCATION OF FUNDS

4.1 ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS. Subject to Section 4.5, each Participant shall have the right to direct the Employer as to how amounts in his or her Plan Account shall be deemed to be invested. Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Employer, prior to the date on which a direction will become effective, the Participant shall have the right to direct the Employer as to how amounts in his or her Account shall be deemed to be invested. The Employer may, but is not required to, invest assets held by the Employer on behalf of the Participant pursuant to the deemed investment directions the Employer has properly received from the Participant, and may utilize the Trust for the same in its discretion. The value of the Participant's Account shall be equal to the value of the deemed investments specified by the Participant as if the Employer had so invested the Account.

As of each valuation date of the assets held under the Plan, the Participant's Account will be credited or debited to reflect the Participant's deemed investments. The Participant's Plan Account will be credited or debited with the increase or decrease in the realizable net asset value of the designated deemed investments, as follows. As of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value (as determined by the Employer) of each deemed investment option within the Account since the preceding Valuation Date shall be allocated among all Participants' Accounts deemed to be invested in that investment option in accordance with the ratio which the portion of the Account of each Participant which is deemed to be invested within that investment option, determined as provided herein, bears to the aggregate of all amounts deemed to be invested within that investment option.

4.2 ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution hereunder, the distribution made hereunder to the Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant's Account. Such amounts shall be charged on a pro rata basis against the investments of the Plan in which the Participant's Account is deemed to be invested.

4.3 SEPARATE ACCOUNTS. A separate account under the Plan shall be established and maintained by the Employer to reflect the Account for each Participant with sub-accounts to show separately the deemed earnings and losses credited or debited to such Account, and the applicable deemed investments of the Account.

4.4 INTERIM VALUATIONS. If it is determined by the Employer that the value of a Participant's Account as of any date on which distributions are to be made differs materially from the value of the Participant's Account on the prior Valuation Date upon which the distribution is to be based, the Employer, in its discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Participant's Account so that the Account will, prior to the distribution, reflect its share of such material difference in value.

4.5 DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS. Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Employer, prior to and effective for each Designation Date, each Participant may communicate to the Employer a direction (in accordance with (a), below) as to how his or her Plan Accounts should be deemed to be invested among such categories of deemed investments as may be made available by the Employer hereunder. Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant's Plan Accounts which is requested to be deemed to be invested in such categories of deemed investments, and shall be subject to the following rules:

(a) Any initial or subsequent deemed investment direction shall be in writing, on a form supplied by and filed with the Employer, and/or, as required or permitted by the Employer, shall be by oral designation and/or electronic transmission designation. A designation shall be effective as of the Designation Date next following the date the direction is received and accepted by the Employer on which it would be reasonably practicable for the Employer to effect the designation. The Participant may, if permitted by the Employer, make a deemed investment direction for his or her existing Account balance as of the Designation Date and a separate deemed investment direction for contribution credits occurring after the Designation Date.

(b) All amounts credited to the Participant's Account shall be deemed to be invested in accordance with the then effective deemed investment direction, and as of the Designation Date with respect to any new deemed investment direction, all or a portion of the Participant's Account at that date shall be reallocated among the designated deemed investment funds according to the percentages specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective. An election concerning deemed investment choices shall continue indefinitely as provided in the Participant's most recent Participant Enrollment and Election Form, or other form specified by the Employer.

(c) If the Employer receives an initial or revised deemed investment direction which it deems to be incomplete, unclear or improper, the Participant's investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Employer provides for, and permits the application of, corrective action prior thereto.

(d) If the Employer possesses (or is deemed to possess as provided in (c), above) at any time directions as to the deemed investment of less than all of a Participant's Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be uninvested. Or, in its discretion, the Employer may direct such undesignated portion of the Account to be deemed to be invested in a money market, fixed income or similar fund made available under the Plan as determined by the Employer.

(e) Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Employer and its agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant's Account hereunder.

(f) Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

4.6 EXPENSES AND TAXES. Expenses, including Trustee fees, associated with the administration or operation of the Plan shall be paid by the Employer from its general assets. Any taxes allocable to an Account (or portion thereof) maintained under the Plan which are payable prior to the distribution of the Account (or portion thereof), as determined by the Employer, shall be paid by the Employer.

ARTICLE 5

ENTITLEMENT TO BENEFITS

5.1 FIXED PAYMENT DATES; TERMINATION OF EMPLOYMENT. Before the beginning of each Plan Year and on his or her Participant Enrollment and Election Form, a Participant may select a fixed payment date for the payment of amounts (or a portion of amounts) credited to his or her Compensation Deferral Account during the Plan Year for which the Participant Enrollment and Election Form is effective, which will be valued and payable according to the provisions of Article 6. Such payment dates may be postponed to later dates so long as elections to so postpone the dates are made by the Participant at least twelve (12) months prior to the date on which the distribution is to be made. Such payment dates may not be accelerated.

A Participant who selects a fixed payment date for amounts credited to his or her Compensation Deferral Account during a Plan Year shall receive payment of such vested amounts in a lump sum. The participant will become entitled to receive payment at the earlier of the fixed payment date (as postponed, if applicable) or his or her termination of employment with the Employer.

Any fixed payment date elected by a Participant as provided above must be a date no earlier than the January 1 of the third calendar year after the calendar year for which the election is effective.

If a Participant does not make an election as provided above for any particular amounts hereunder, and the Participant terminates employment with the Employer for any reason. the Participant's vested Account at the date of such termination shall be valued and payable at or commencing at such termination according to the provisions of Article 6.

5.2 HARDSHIP DISTRIBUTIONS. In the event of financial hardship of the Participant, as hereinafter defined, the Participant may apply to the Employer for the distribution of all or any part of his or her vested Account. The Employer shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, if applicable, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested, or to refuse to allow any distribution. Upon a finding of financial hardship, the Employer shall make the appropriate distribution to the Participant from amounts held by the Employer in respect of the Participant's vested Account. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant's vested Account or the amount determined by the Employer to be necessary to alleviate the Participant's financial hardship (which financial hardship may be considered to include any taxes due because of the distribution occurring because of this Section), and which is not reasonably available from other resources of the Participant. For purposes of this Section, the value of the Participant's vested Account shall be determined as of the date of the distribution. "Financial hardship" means (a) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code section 152(a)) of the Participant, (b) loss of the Participant's property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Employer. A distribution may be made under this Section only with the written consent of the Employer.

5.3 RE-EMPLOYMENT OF RECIPIENT. If a Participant receiving installment distributions by virtue of an entitlement due to termination of employment is re-employed by the Employer, the remaining distributions due to the Participant shall be suspended until such time as the Participant (or his or her Beneficiary) once again becomes eligible for benefits under Section 5.1, at which time such distribution shall commence, subject to the limitations and conditions contained in this Plan.

5.4 SPECIAL RULE RE DEDUCTIBILITY. Notwithstanding any contrary Plan provision, any payment scheduled for a particular Plan Year shall not be made in such Plan Year to the extent necessary to avoid application of the deductibility limitation of Code section 162(m). (For this purpose, deductibility shall be determined by adding such payment to all other compensation paid by the Employer to the Participant during the Plan Year). If, pursuant to the foregoing sentences, any amounts are not paid when originally scheduled, such amounts shall be paid in the first subsequent taxable year in which such payments would not be subject to the deductibility limitation of Code section 162(m). During any such delay in payment, unpaid amounts shall continue to be credited (or debited) with deemed investment income, gains and losses under Article 4. Notwithstanding the foregoing, distribution of a Participant's Account shall be made without regard to the deductibility limitation of Code section 162(m) if the time for distribution is accelerated pursuant to Section 9.3 or Section 10.4.

ARTICLE 6

DISTRIBUTION OF BENEFITS

6.1 AMOUNT. A Participant (or his or her Beneficiary) shall become entitled to receive (or commence receiving), upon his or her termination of employment with the Employer (or earlier as provided in Section 5.1), a distribution in an aggregate amount equal to the Participant's vested Account.

If the Participant has elected to receive payment of amounts (or a portion of amounts) credited to his or her vested Account during any Plan Year(s) before termination of employment, he or she shall become entitled to receive the amount(s) elected in accordance with Section 5.1 on the date or the date(s) selected by the Participant on his or her Participant Enrollment and Election Form(s) (or earlier as provided in Article 5). The applicable portion of the Participant's vested Account shall be valued on the Valuation Date.

6.2 TIMING AND MANNER OF PAYMENT. In the case of distributions to a Participant (or his or her Beneficiary) by virtue of an entitlement due to termination of employment, an aggregate amount equal to the Participant's vested Account will be paid by the Employer within 90 days of the Participant's termination of employment, as provided in Section 6.1, in a lump sum or in up to fifteen (15) substantially equal annual installments (adjusted for gains and losses), as selected by the Participant on a form designated by the Employer. Notwithstanding any provision of this Plan to the contrary, any participant terminating employment with the Employer before reaching Retirement Age shall receive payment of his or her vested Account in a lump sum. If payment of the Participant's account is to be made in installments, the first installment shall be paid to the participant within 90 days of the participant's termination of employment, and subsequent payments shall be made on January 1st of each successive Plan Year (or as soon as administratively feasible thereafter) after the Plan Year in which the first payment becomes payable. Notwithstanding the foregoing, if payments hereunder are to be made in substantially equal annual installments as elected by the Participant and are estimated to each amount to less than one-thousand dollars ($1,000) or less by the Employer in its sole discretion, the entire vested Account shall be paid to the Participant (or his or her Beneficiary) in a lump sum.

At any time no less than twelve (12) months prior to his or her termination of employment, the Participant may, by delivering written designation (on a form provided by the Employer) to the Employer, change the manner of payment for such amounts he or she would become entitled to upon termination of employment after reaching Retirement Age. The Participant's manner of payment shall be determined by his or her most recent election of such manner that has been on file with the Employer for no less than 12 months. If a Participant fails to designate properly the manner of payment of his or her benefit under the Plan, such payment will be in a lump sum.

In the case of distributions to the Participant by virtue of an entitlement due to the election of a Fixed Payment Date, the applicable vested portion of the Participant's Account shall be paid in a lump sum as soon as administratively practicable after such date. Fixed Payments shall be valued and paid on the first day of each Plan Year, or as soon as administratively practicable thereafter.

If the whole or any part of a payment hereunder is to be in installments, the total to be so paid shall continue to be deemed to be invested pursuant to Sections 4.1 and 4.5 under such procedures as the Employer may establish, in which case any deemed income, gain, loss or expense or tax allocable thereto shall be reflected in the installment payments, in such equitable manner as the Employer shall determine.

6.3 DEATH OR DISABILITY BENEFITS. If a Participant dies or experiences Disability before terminating his or her employment with the Employer, the entire value of the Participant's Account shall be paid, at the time(s) selected by the Participant under Article 5 and in the manner provided in Section 6.2, to the Participant in the event of Disability and the person or persons designated in accordance with Section 7.1 in the event of death.

Upon the death of a Participant after terminating his or her employment with the Employer, but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1, in the manner in which such benefits were payable to the Participant.

ARTICLE 7

BENEFICIARIES; PARTICIPANT DATA

7.1 DESIGNATION OF BENEFICIARIES. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant's death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Employer, and will be effective only when filed in writing with the Employer during the Participant's lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant's spouse, if then living, but otherwise to the Participant's then living descendants, if any, per stirpes, but, if none, to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant's personal representative, executor or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Employer, in its sole discretion, may distribute such payment to the Participant's estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Employer deems to be appropriate.

7.2 INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer's records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Employer may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Employer determines. If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment made in accordance with such law.

ARTICLE 8

ADMINISTRATION

8.1 ADMINISTRATIVE AUTHORITY. Except as otherwise specifically provided herein, the Employer shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:

(a) Resolve and determine all disputes or questions arising under the Plan, and to remedy any ambiguities, inconsistencies or omissions in the Plan.

(b) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

(d) Make determinations with respect to the eligibility of any Eligible Employee as a Participant and make determinations concerning the crediting of Plan Accounts.

(e) Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Employer shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons. The Employer shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Employer. Further, the Employer may authorize one or more persons to execute any certificate or document on behalf of the Employer, in which event any person notified by the Employer of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Employer until such notified person shall have been notified of the revocation of such authority.

8.2 UNIFORMITY OF DISCRETIONARY ACTS. Whenever in the administration or operation of the Plan discretionary actions by the Employer are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

8.3 LITIGATION. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

8.4 CLAIMS PROCEDURE. Any person claiming a benefit under the Plan (a "Claimant") shall present the claim, in writing, to the Employer, and the Employer shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

(a) The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;

(b) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(c) An explanation of the Plan's claims review procedure.

The written notice denying or granting the Claimant's claim shall be provided to the Claimant within ninety (90) days after the Employer's receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Employer to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Employer expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied.

Any Claimant whose claim is denied, or deemed to have been denied under the preceding sentence (or such Claimant's authorized representative), may, within sixty (60) days after the Claimant's receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Employer. Upon such a request for review, the claim shall be reviewed by the Employer (or its designated representative) which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

The decision on review normally shall be made within sixty (60) days of the Employer's receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Employer, and the time limit for the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time limit discussed above. If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties.

ARTICLE 9

AMENDMENT

9.1 RIGHT TO AMEND. The Employer, by action of its Board of Directors, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment.

9.2 AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN. Notwithstanding the provisions of Section 9.1, the Plan may be amended by the Employer, by action of its Board of Directors, at any time, retroactively if required, if found necessary, in the opinion of the Employer, in order to ensure that the Plan is characterized as a "top-hat" plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA sections 201(2), 301(a)(3), and 401(a)(1), and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

9.3 CHANGES IN LAW AFFECTING TAXABILITY

(a) Operation. This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an "Early Taxation Event") prior to the date on which such amounts are made available to him or her hereunder.

(b) Affected Right or Feature Nullified. Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (c), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. If only a portion of a Participant's Account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account not so affected being subject to such rights and features as if the law were not changed. If the law only impacts Participants who have a certain status with respect to the Employer, then only such Participants shall be subject to this Section.

(c) Tax Distribution. If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each Participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.

ARTICLE 10

TERMINATION

10.1 EMPLOYER'S RIGHT TO TERMINATE OR SUSPEND PLAN. The Employer reserves the right to terminate the Plan and/or its obligation to make further credits to Plan Accounts, by action of its Board of Directors. The Employer also reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time, by action of its Board of Directors.

10.2 AUTOMATIC TERMINATION OF PLAN. The Plan automatically shall terminate upon a Change of Control if there is a failure by the surviving corporation or business organization to adopt specifically and agree to continue the Plan.

10.3 SUSPENSION OF DEFERRALS. In the event of a suspension of the Plan, the Employer shall continue all aspects of the Plan, other than Compensation Deferrals. Employer Matching Contributions and Employer Discretionary Contributions, during the period of the suspension, in which event payments hereunder will continue to be made during the period of the suspension in accordance with Articles 5 and 6.

10.4 ALLOCATION AND DISTRIBUTION. This Section shall become operative on a complete termination of the Plan. The provisions of this Section also shall become operative in the event of a partial termination of the Plan, as determined by the Employer, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable. Upon the effective date of any such event, notwithstanding any other provisions of the Plan, no persons who were not theretofore Participants shall be eligible to become Participants, the value of the interest of all Participants and Beneficiaries shall be determined and, after deduction of estimated expenses in liquidating and, if applicable, paying Plan benefits, paid to them as soon as is practicable after such termination.

10.5 SUCCESSOR TO EMPLOYER. Any corporation or other business organization which is a successor to the Employer by reason of a Change of Control shall have the right to become a party to the Plan by adopting the same by resolution of the entity's board of directors or other appropriate governing body. If, within ninety (90) days from the effective date of such consolidation, merger or sale of assets, such new entity does not become a party hereto, as above provided, the Plan automatically shall be terminated, and the provisions of Section 10.4 shall become operative.

ARTICLE 11

THE TRUST

11.1 ESTABLISHMENT OF TRUST. The Employer, in its sole and absolute discretion, may establish a Trust with a qualified trustee pursuant to such terms and conditions as are set forth in a Trust agreement to be entered into between the Employer and such trustee. Or, the Employer may cause to be maintained one or more separate subaccounts in an existing Trust maintained with the Trustee with respect to one or more other plans of the Employer, which subaccount or subaccounts represent Participants' interests in the Plan. The Employer shall have the discretion to make contributions to such Trust that correspond to credits to Participants' Accounts and/or to invest Trust assets in a manner that corresponds to Participants' selected deemed investments in order to provide a source of funds with which the Employer shall pay Plan benefits as they become due.

Any amounts held in a Trust established under this Section shall be the sole property of the Employer and will not be held as collateral security for fulfillment of the Employer's obligation under the Plan. Any such Trust shall be intended to be treated as a "grantor trust" under the Code and the establishment of the Trust or the utilization of any existing Trust for Plan benefits, as applicable, shall not be intended to cause any Participant to realize current income on amounts contributed thereto, and the Trust shall be so interpreted. Any such funds will be subject to the claims of all bankruptcy or insolvency creditors of the Employer as provided in the Trust agreement, and no Participant or Beneficiary will have any vested interest or secured or preferred position with respect to such funds or have any claims against the Employer hereunder except as a general creditor.

ARTICLE 12

MISCELLANEOUS

12.1 LIMITATIONS ON LIABILITY OF EMPLOYER. Neither the establishment of the Plan nor any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employer thereof except as provided by law or by any Plan provision. The Employer does not in any way guarantee any Participant's Account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason. In no event shall the Employer, or any successor, employee, officer, director or stockholder of the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

12.2 CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the state of the Employer's incorporation shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give any Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Employer which right is greater than the rights of a general unsecured creditor of the Employer.

12.3 SPENDTHRIFT PROVISION. No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another plan, or (iv) the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

In the event that any Participant's or Beneficiary's benefits hereunder are garnished or attached by order of any court, the Employer or Trustee may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant's or Beneficiary's Account or, if the Employer or Trustee prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

IN WITNESS WHEREOF, the Employer has caused the Plan to be executed and its seal to be affixed hereto, effective as of the 1st day of January 2004.
ATTEST/WITNESS:	HERITAGE COMMERCE CORP
By:	By: _________________________________
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